                                                                    EXHIBIT 4.54

     SUPPLEMENTAL AGREEMENT NO. 2 TO THE PREMISES LEASE AGREEMENT NO. TD0155

Landlord:   Beijing GaoLing Estate Development Co. Ltd.
Tenant:     Beijing AirInbox Information Technologies Co., Ltd.

     The Premises Lease Agreement No. TD0155 (the "Lease Agreement") between the Landlord and the Tenant shall expire on May 27, 2006. For the purpose to renew the Tenant's lease of Nos. 01, 02, 03, and 11 on the 11th Floor of the Tengda Tower, the parties hereto have entered into the following agreement (the "Supplemental Agreement") after friendly negotiations:

1. Upon the expiration of the Lease Agreement, the Landlord agrees to let the Tenant continue to occupy the rental premises no longer than one month and not to charge the Tenant any rent during this period, provided that the Tenant shall pay the Landlord the maintenance fees (RMB 1.00 yuan per square meter per day of the actual days until the time when the Tenant pays up all the due fees, completes all the check-out procedures as required and moves out of each leased room). In the event that the Tenant fails to move out after one full month (i.e. later than June 27, 2006), the Tenant shall pay the Landlord the rent (including the maintenance fees) of RMB 4.20 yuan per square meter per day until the day when the Tenant moves out of each leased room and completes the check-out procedures as required.

2. Section 11 of Article I shall be deleted.

3. As a supplement and amendment to the Lease Agreement, this Supplemental Agreement is of equal legal effects. Should there be any conflict between this Supplemental Agreement and the Lease Agreement, this Supplemental Agreement shall prevail while all other provisions of the Lease Agreement shall remain as effective.

4. This Supplemental Agreement shall have two original copies, with each party hereto holding one copy. It shall become effective upon the execution by each party hereto.

Landlord: Beijing GaoLing Estate Development Co. Ltd.


Legal Representative or Trustee: Sun Jianghai (Signature) (Corporate Seal)
Dated: April 16, 2006

Tenant: Beijing AirInbox Information Technologies Co., Ltd.


Legal Representative or Trustee: Wang Guijun (Signature) (Corporate Seal)
Dated: April 14, 2006